Schedule A
to the Shareholder Servicing Plan

(as amended on April 1, 2016, to add the Huber Capital Equity Income Fund, Huber Capital Small Cap Value Fund, Huber Capital Diversified Large Cap Value Fund and to reflect a fee reduction for the Huber Capital Mid Cap Value Fund’s Investor Class)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Huber Capital Equity Income Fund
Investor Class	0.15%
Institutional Class	0.15%
Huber Capital Small Cap Value Fund
Investor Class	0.15%
Institutional Class	0.15%
Huber Capital Diversified Large Cap Value Fund
Investor Class	0.15%
Institutional Class	0.15%
Huber Capital Mid Cap Value Fund
Investor Class	0.15%
Institutional Class	0.10%

ADVISORS SERIES TRUST
Acknowledged by:
HUBER CAPITAL MANAGEMENT, LLC

By:	/s/ Douglas G. Hess	By:	/s/ Gary Thomas
Name:	Douglas G. Hess	Name:	Gary Thomas
Title:	President	Title:	COO/CCO